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                                                             EXHIBIT (h)(28)(b)

               AMENDMENT NO. 2 TO PIMCO VARIABLE INSURANCE TRUST
                              SERVICES AGREEMENT
                         (Administrative Class Shares)

   THIS AMENDMENT NO. 2 ("Amendment") is made the 31/st/ day of October, 2014 by and between PIMCO Investments LLC ("PI") and American General Life Insurance Company (the "Company").

                              W I T N E S S E T H

   WHEREAS, PIMCO Variable Insurance Trust (the "Trust") and the Company entered into that certain PIMCO Variable Insurance Trust Services Agreement dated October 2, 2000 (the "Agreement"), as assigned and amended by that certain Assignment and Amendment dated March 20, 2012 by and among PI, the Trust and the Company whereby, inter alia, the Agreement was assigned by the Trust to PI and PI accepted and assumed all rights and obligations of the Trust under the Agreement;

   WHEREAS, PI and the Company desire to amend the Agreement to provide for the payment of Service Fees by PI to the Company following termination of the Agreement if certain conditions are met;

   WHEREAS, PI and the Company desire to amend the Agreement to clarify that it is limited to Administrative Shares; and

   WHEREAS, Section 13 of the Agreement provides for the amendment of the Agreement by a writing signed by each of the parties;

   NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and for other good and valuable consideration, hereby agree as follows:

1. Unless otherwise defined in this Amendment, the terms used herein shall have the same meanings they have in the Agreement.

2. For the avoidance of doubt, the parties hereto agree that all references to "shares" in the Agreement shall mean Administrative Class Shares of the Portfolios.

3. Section 7 of the Agreement is amended to add paragraph (d) as follows:

   (d) Notwithstanding the termination of this Agreement, PI will continue to pay the Service Fees in accordance with paragraph 6 so long as net assets of the separate accounts of the Authorized Firm that were invested in a Portfolio prior to such termination remain invested in a Portfolio (and solely with respect to such assets), provided such continued payment is permitted in accordance with applicable law and regulation.

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4. Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

                          [Signature page to follow]

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   IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

                                          PIMCO INVESTMENTS LLC

                                          By:     /s/ Steven B.Plump
                                                  ------------------------------
                                          Name:   Steven B.Plump
                                   LOGO   Title:  Head of Business Management

                                          AMERICAN GENERAL LIFE INSURANCE
                                          COMPANY

                                          By:     /s/ Robert J. Scheinerman
                                                  ------------------------------
                                          Name:   Robert J. Scheinerman
                                          Title:  Executive Vice President,
                                                  Individual & Group Retirement